Exhibit 99.2
AFC Enterprises, Inc.
Fiscal 2010 Earnings Conference Call
March 10, 2011, 9:00 a.m. ET
MANAGEMENT DISCUSSION SECTION
Operator: Good day, ladies and gentlemen, and welcome to the AFC Fourth Quarter and Full-Year 2010 Earnings Conference Call. At this time, all participants are in a listen-only mode. Later we will conduct the question-and-answer session and instructions will follow at that time. [Operator Instructions] As a reminder, this conference is being recorded.

And now I would turn the call over to Ms. Cheryl Fletcher, Director of Finance and Investor Relations. Please begin.
Cheryl Fletcher, Director, Finance & Investor Relations
Thank you and good morning everyone. Before we begin, I’d like to read the following forward-looking statement. Certain statements made on this call regarding future events and developments and our future performance, as well as management’s expectations, beliefs or projections relating to the future, are forward-looking statements within the meaning of the federal security laws. These forward-looking statements are subject to a number of risks and uncertainties.

Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers; continuing disruptions in the financial market; our ability to franchise new restaurant units and expand our brand; increases in food and labor costs; and the risk factors detailed in our 2010 Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, since those statements speak only to the date they were made.

During this call, references may be made to the non-GAAP terms of ROP, operating EBITDA, free cash flow and adjusted EPS. The company defines these terms as follows; Restaurant Operating Profit, or ROP, is defined as sales by company operated restaurant, minus restaurant food, beverages and packaging, minus restaurant employee, occupancy and other expenses.

Operating EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization, and other expense income net. Free cash flow is defined as net income, plus depreciation and amortization, plus stock-based compensation expense, minus maintenance capital expenses and mandatory debt payments.

Adjusted EPS for the periods presented is defined as reported net income after adjusting for certain non-operating items consisting of other expense income net, interest expense associated with credit facility, the tax effect of these adjustments and a tax audit benefit. The company’s full definitions, computations and reconciliation to GAAP measures of these terms referred for these terms are contained in our earnings press release that can be found on the company’s website at www.afce.com.

I’d now like to turn the call over to Cheryl Bachelder, our CEO and President.
Cheryl A. Bachelder, President, Popeyes Louisiana Kitchen & CEO, AFC Enterprises, Inc.
Good morning and welcome to Popeyes earnings conference call. We’re pleased to have you with us this morning and we’re delighted to share with you another year of strong positive results. 2010 was quite a remarkable year for Popeyes. And in a tough market climate, our team has continued to deliver against the initiatives of our strategic plan.

Let me first begin by highlighting some of the most notable accomplishments. We delivered another year of positive same-store sales and outpaced both the QSR and chicken QSR categories. We won a national taste test. We signed a new national beverage contract for our system. We significantly improved our speed of service drive-through times. We saved $16 million in food cost for the Popeyes system. We strengthened our development pipeline and grew our net restaurants. We used our strong steady cash flow to reduce outstanding debt and completed new a $100 million credit facility. And we grew our adjusted earnings per diluted share by 16% versus the prior year. I am proud of the entire Popeyes team for these accomplishments. And now we’re excited about the year ahead.

On today’s call, I’m going to walk you through the operational results of our 2010 fourth quarter and fiscal year, update you on the four pillars of our strategic plan and talk about the outlook for 2011 and beyond. Mel Hope, our CFO, will then highlight our fourth quarter and fiscal year financials and full-year guidance for 2011.

Let me start by highlighting our fourth quarter and full-year 2010 performance. Our fourth quarter adjusted earnings were in line with our guidance and Street expectations at $0.19 per diluted share, resulting in $0.86 per diluted share for the fiscal year, compared to $0.74 in 2009. The 16% growth was attributable in large part to our improved operating performance as we’re seeing continued progress on the initiatives of our plan.

In 2010, our operating EBITDA margins remained above the industry average at more than 30% and we generated more than $25 million in free cash flow. During 2010, we continued to strengthen our balance sheet. We used $16.6 million to pay down debt. At fiscal year-end, our outstanding debt was $66 million, and our total leverage ratio was 1.4 to 1, which gives us a comfortable and conservative capital structure.

In addition, we refinanced our debt and entered into a new five-year $100 million credit facility with a significantly more favorable interest rate and greater financial flexibility. Our global same-store sales for the full year exceeded our guidance at positive 2.6%, compared to positive 0.7% in 2009. Our domestic same-store sales were positive 2.5% for the full year. This momentum reflects the promotion of our famous Bonafide bone-in chicken and seafood offerings at compelling value price points and the successful introduction of our new Wicked Chicken, the continued use of national media advertising and our spokeswoman Annie, who is building awareness and driving guest traffic.

The other key component of our momentum is our marketing efforts, where we’ve been talking about just how good our food is. In August, we announced a taste claim win of our Spicy and Mild bone-in chicken over KFC’s Original Recipe bone-in chicken, a significant win validated by the independent research. The national taste test confirmed what we’ve always known — that Popeyes simply test better. Together these marketing initiatives drove positive guests count to positive same-store sales. According to independent data, our 2010 domestic same-store sales outpaced quick service restaurants by 1.3 points and significantly outpaced chicken quick-service restaurants by 7.3% points, which represents 11 straight quarters of winning in our segment.

In the fourth quarter, we offered our second Annual Crawfish Festival, featuring our spicy bites of Crawfish in a Tackle Box with Cajun fries and a butter milk biscuit for just $4.99. This distinctive limited-time offering supported by the national media was quite the value and drove excellent traffic into our restaurants. Our fourth quarter domestic same-store sales were positive 6.2%.

In 2010, international same-store sales were positive for 4.3% in the fourth quarter, bringing the full year internationally to a positive 3.1%. Our fourth consecutive year of positive same-store sales. This growth reflects strong sales trends in Canada and Turkey, partially offset by negative performance in Korea, Latin America and the Middle East.

In 2010, our operations teams delivered another impressive year. By year-end our domestic guest experience monitor “% Delighted” scores were up significantly. Today more than 75% of our guests give us a five out of five for a delightful experience. Even more impressive were the games we’ve made in the implementation of Popeyes speed of service program rolled out 18 months ago. G.E.M. scores have increased more than 8 percentage points since that time and speed of service score have increased more than 12 percentage points. As I mentioned last year, we’ve been conducting weekly drive through times from our franchisees and by year-end 2010, we had over 60% of our reporting restaurants at our target goal of 180 seconds or less.

We continue to partner with our franchisees in our purchasing co-operative to increase restaurant profitability, while maintaining our excellent food quality advantage. In 2010, the Popeyes system achieved $16 million in food cost savings related to the successful renegotiation of vendor contracts, introduction of alternate suppliers, product spec enhancements, logistics and distribution optimization, and declines in commodity costs. These initiatives help deliver one full percentage point of restaurant operating profit margin improvement compared to 2009.

Franchised restaurant operating profit margins before rent were at 19.5% in 2010, up nearly 200 basis points since we started first collecting this data in 2008. During the fourth quarter, we opened 48 new restaurants globally, bringing our total 2010 global openings to 106 compared to 95 restaurants in 2009. These new openings consisted of 45 domestic and 62 international restaurants, resulting in 39 net new openings compared to 14 in the prior year.

Now to discuss our 2010 - 2011 strategic update. Over the past three years, we’ve built a strong foundation in our domestic strategic plan and that hard work has paid off. As the next phase of our plan, in 2011 we’ll be evaluating and investing in our international strategic plan. The same approach and discipline we’ve applied against our domestic business is now being applied across each market region of our international business model.

Our investments will include a detailed evaluation of our international strategic plan with due diligence on the countries of focus and the G&A expenses necessary to accomplish our four pillar strategies internationally. As we demonstrated in the U.S., we believe this strategic approach will help us drive guest traffic, improved guest satisfaction and strengthen the economic business model for our franchisees, all of which are essential for accelerating unit growth around the globe.

I’ll now walk through the four pillars of our plan for both domestic and international:

Building the brand. In 2011, our domestic brand-building effort and international will remain focused on our famous core chicken and seafood offerings, while periodically adding new menu innovations with our distinctive Louisiana flavor profile. In addition in 2011, we will be implementing in the U.S. a unified strategy for our fountain beverages that’s designed to be more exciting for our guests and more profitable for our restaurants. This effort builds on the new multi-year beverage agreements we announced in 2010 with our two marketing partners, The Coca-Cola Company and Dr. Pepper Snapple Group. In conjunction with product offerings, our messaging will continue to leverage our Louisiana Fast national advertising campaign, which builds awareness with our feisty and beloved spokesperson Annie. This month, we launched our famous Butterfly Shrimp Tackle Box promotion, which will be supported with three weeks of national media advertising. This promotion features eight premium butterfly shrimp, Cajun fries and a buttermilk biscuit for just $4.99. As we like to say, everyday is Mardi Gras at Popeyes.

Similar to our branding efforts in the U.S. in 2011, we’re working with our international franchisees to implement distinctive new product offerings and core menu value promotions to drive traffic in international. Continuing with our two-year momentum from these innovations and operating initiatives, in 2011 we expect positive global same-store sales in the range of 1% to 3%.

That brings us to the second pillar, running great restaurants, where making our service as distinctive as our food is priority one. As I said before, we are serious about this. In 2009, we laid the groundwork installing the equipment necessary to run a great drive-through. 2010 we trained our employees in every market in the U.S. and began collecting weekly data on drive-through times. The good news is we’re moving what we measure and our guests are a lot happier today particularly since we started serving them faster.

In 2011, we expect to see continued progress with our guest satisfaction scores and our speed-of-service times delivering an even more impressive improvement for our guests. These same core operating systems and tools to measure the guest experience and restaurant operations are now being rolled out across our international markets.

Our third pillar, strengthening unit economics, is about improving restaurant profitability while maintaining our excellent food quality advantage. Our decision-making at Popeyes is focused around the profitability of our restaurants. We measure that quarterly and we now measure the key metrics of profitability, our food and labor costs, on a weekly basis. The benefit of that is we’ve framed up our decisions around our profitability and our franchisees are grateful for that. Like many in the restaurant industry, in 2011, we expect our system to experience a 2% to 3% increase in food costs with increases in commodities driving that. We plan to offset these increases with additional supply chain cost savings, selective menu pricing and better in-restaurant cost controls.

In 2011, we’ll be applying the same focus on profit margin to our international markets where food costs are typically higher, initiatives are already underway to reduce cost by region to make Popeyes restaurant cost structure more competitive around the globe.

Ramping up new unit growth: Favorable economics continue to drive interest in building new Popeyes restaurants. As a result, the more we’ve improved our model, the greater the interest we are seeing in building more restaurants, both from existing Popeyes franchisees and other multi-unit brand owners. That leads us to discussing this fourth pillar of our plan.

Among the key components of accelerating our unit growth is making the right selections, the right operator, the right real estate, the right trade area, which has been paying off in terms of higher sales performance at our new restaurant openings. Since the implementation of our new domestic site selection modeling tools in 2008, Popeyes domestic restaurants are opening at significantly stronger sales volumes than the system average.

Additionally, these restaurants which have now been open for more than two years are sustaining those sales volumes in the second year of operation. This improvement demonstrates the quality of our unit economic model and the upgraded development processes we are using, which we believe will now allow us to accelerate domestic new unit growth.

In 2011, we expect global new openings to be in the range of 120 to 140 restaurants, a growth rate of 6% to 7%, compared to our 106 openings in 2010. As we build similar development capability internationally, we expect to maintain our international new unit openings at approximately 60 restaurants in 2011, comparable to the pace of 2010.

As we’ve demonstrated in the U.S., we believe our investments in the fundamentals of running our restaurants will create a foundation for healthy international business growth as well.

Now, next week we’re going to be in Orlando, Florida holding our 2011 International Franchise Conference. We’ll be celebrating these 2010 accomplishments with our franchisees and operators from all over the world. The theme of our conference is “No Finish Line” because everyday is a new day in the restaurant business and we must deliver results again in a competitive QSR sector in 2011. So we remain intensely focused on the four pillars of our plan to deliver what each of our stakeholders expects: flavorful food with great service for our guests, good business opportunities for our franchisees, profitable restaurants that provide jobs and services to our communities, and importantly value for you, our shareholders.

I now turn over the call to Mel Hope, our CFO, who will highlight our fourth quarter and fiscal year performance and fiscal year guidance for 2011. Mel?
H. Mel Hope, III, Chief Financial Officer, Popeyes Louisiana Kitchen
Thanks, Cheryl. Good morning, everybody. It’s my intention this morning to quickly review our strong financial results for the fourth quarter and for all of 2010 and then to frame up our guidance for 2011. I’m also going to dive a little bit deeper in a couple of areas to give you a better understanding of our expectations about the year ahead.

So starting off, in 2010, our reported earnings were $22.9 million, or $0.90 per diluted share, compared to $0.74 per diluted share for 2009. Our adjusted earnings were $22 million, or $0.86 per diluted share, compared to $0.74 last year. As Cheryl mention, this 16% earnings per share growth was primarily attributable to our strong operating performance and a decrease in our income tax expense. In 2010, Popeyes system-wide sales increased 5.1%. This growth was driven by our positive same-store sales of 2.6%, as well as the sales in new restaurants. Our total revenues in the fourth quarter increased by $1.7 million to $34.2 million. For all of 2010, our total revenues were $146 million versus $148 million in 2009. This decrease was primarily due to our refranchising of 16 company-operated restaurants during 2009, partially offset by our positive growth in the same-store sales.

Of total revenues, our franchise revenues from royalties and fees were $21 million in the fourth quarter, that’s up $800,000 from last year. This increase was the result of our positive same-store sales for the quarter. Franchise revenues were $89.4 million for the full year, which was up $3.4 million over the prior year as a result of the positive $2.6 same-store sales and new restaurant openings.

Let’s briefly discuss the continuing improvement in the performance of our company-operated restaurants. Sales by company-operated restaurants were $12.2 million during the fourth quarter compared to $11.2 million last year, which reflects an increase of 9.2% in same-store sales. Full-year sales by our company restaurants were $52.7 million, representing an average unit sales volume of $1.4 million. This increase was delivered by strong 4% same-store sales for the year.

Company-operated restaurant profit margins for the fourth quarter improved 70 basis points to 22.1% due primarily to higher same-store sales. Full-year profit margins in the company restaurants improved by 350 basis points to 19.2% versus last year. Approximately two-thirds of this improvement was due to the success of our supply chain cost savings projects, operating improvements, lower commodity costs and positive same-store sales. The other one-third of the margin improvement resulted from the 2009 refranchising of lower-performing restaurants.

Next, let’s review our 2010 G&A expenses. For the fourth quarter, our G&A expenses were $14.7 million compared to $13.2 million last year. As we indicated last quarter, this increase in G&A expenses reflects the investments we made during the fourth quarter for new product testing, new domestic restaurant development personnel and new international personnel to support our global growth. On a full-year basis, our G&A expenses were $56.4 million or 3% of our system-wide sales.

Interest expense was $2.1 million in the fourth quarter and include $600,000 of charges recognized as a result of our December debt refinancing. I’ll visit that facility more in a couple of minutes. Interest expense was $8 million for the whole year, a $400,000 decrease from 2009.

Our effective tax rate for the fourth quarter was 27.9% compared to 39.4% in the prior year due to a favorable adjustment in estimated tax reserves. Our effective tax rate for 2010 was 31% compared to 38% last year. This lower tax rate is primarily the result of the favorable income tax settlement we enjoyed during the second quarter of 2010. Excluding the $1.4 million tax benefit of the settlement, our full year 2010 effective tax rate would have been 35.2%. Be careful about using this year’s low rate as you frame up your expectations for 2011. We expect our effective tax rate for 2011 to be in the range of 37% to 38%.

In 2010, we generated $25.3 million of free cash flow and used $16.6 million of cash to reduce our outstanding debt to $66 million. By year end, our total leverage ratio had decreased to 1.4:1. During the fourth quarter, we invested $900,000 in capital projects bringing our full-year capital investments to $3.2 million. Our capital investments were directed to three main projects: First, we’re midstream in the process of re-imaging our company operated restaurants in the new Popeyes Louisiana Kitchen image; second, we rebuilt and opened a restaurant in the New Orleans market, which had been closed since Hurricane Katrina; and lastly, we made new IT software and equipment purchases.

As we announced earlier on December 23, 2010, we closed on a new five-year $100 million credit facility with a $40 million term loan and a $60 million revolver. The rate of interest under the new facility is based on LIBOR plus a spread of 250 basis points. As I shared earlier, in the fourth quarter, we recognized approximately $600,000 of charges associated with the old facility. In addition, we deferred approximately $1 million of fees associated with the new facility, which will be amortized over the term of the new facility.

On February 22, 2011, we entered into swaps that locked in our interest rate at a rate of 4.8% on $30 million of our debt. Our weighted average interest rate on the facility is now 3.8% compared to 7.2% last year. Our net annual interest expense in 2011 will be in the range of $3.5 to $4 million, which is approximately $4 million savings compared to 2010.

As we indicated in our press release, during 2011 we expect to relocate our corporate office and R&D center here in Atlanta. Our new lease will provide us with 40% more office capacity to accommodate our growth and it does so at 20% less rent per square foot. We expect to incur G&A expense of approximately $1 million for the move, plus we’ll recognize write-offs and accelerated depreciation of another $0.5 million. And we will invest about $3 million net of landlord allowances into capital expenditures for the new office.

Let me pause over the capital expense figure for just a moment. We’ll be putting more than $3 million into our new facility, perhaps as much as $5 million. But under the terms we’ve negotiated, the landlord will pay up to $2 million of the investments we’ll make in the new facility.

While I am discussing the 2011 capital expenditures for our new office, let me give you some CapEx figures for the whole company for 2011. During 2011, we expect our net cash used for capital expenditures will be in the range of $7 million to $9 million. These investments include the $3 million net figure I discussed above, plus another $4 million to $6 million for reimaging company restaurants, construction of a new company restaurant, information technology investment and new point-of-service equipment and maintenance CapEx.

In addition, let’s discuss our G&A expenses for 2011. We’re guiding to a tight range of $60 million to $62 million for the year, or 3.1% to 3.2% of our system-wide sales. This percentage remains among the most efficient for public restaurant companies. We expect our G&A will increase over 2010 due to $2 million to $3 million of additional international strategic investment, $1 million to $2 million of new domestic and international restaurant development personnel, and the $1 million expense for the corporate office relocation that I just discussed.

So let me bring this to a close by summarizing our 2011 full-year guidance. We expect global same-store sales to be positive 1% to 3%. Globally, we expect to open 120 to 140 new Popeyes restaurants, which includes approximately 60 new international openings, similar to our 2010 pace for international openings.

We expect to close 60 to 80 units resulting in a net unit growth of 40 to 80 restaurants, or 2% to 4% net unit growth. We expect G&A expenses will be in the range of $60 million to $62 million, or 3.1% to 3.2% of system-wide sales. We expect our annual interest expense net will be in the range of $3.5 million to $4 million. And we plan to repurchase $20 million to $25 million of our company common stock. We expect 2011 adjusted diluted earnings per share will be in the range of $0.91 to $0.95 compared to $0.86 for 2010.

In addition, we reaffirm our five-year guidance. We expect Popeyes will deliver same-store sales growth of 1% to 3%, net new restaurant growth of 4% to 6%, and earnings per share growth of 13% to 15%.

2011 is going to be exciting for our team. Our strategy has generated good momentum in 2010 and we still have huge potential to harness domestically and internationally. Our plan remains straightforward: It is to stay focused on executing the strategies that have amped up our momentum, so we can continue to generate value for our investors.

Thank you. And I will now turn the call over to Tyrone for Q&A.

QUESTION AND ANSWER SECTION
Operator: Thank you sir. [Operator Instructions]. Our first question is from Michael Gallo of C.L. King. Your line is open.

<Q — Michael Gallo>: Hi, good morning.

<A — Cheryl A. Bachelder>: Good morning Mike.

<A — H. Mel Hope, III>: Good morning Mike.

<Q — Michael Gallo>: Couple of questions, Cheryl I know you don’t normally like to comment on inter-quarterly trends, but you’re pretty far then — more than half way through the first quarter, obviously there’s a lot of concerns out there on rising gas prices and other things. I was wondering if you could comment it on whether you’ve seen any material softening of trend so far in the first quarter? Or just what you’re seeing even generically? Thank you.

<A — Cheryl A. Bachelder>: Well, Mike a good preamble. You know that I don’t comment on the quarter that were end and I’ll comment very fully when we do our first quarter call. I will touch on the commodities comment that you made. I think everyone is clear on the fact that there will be some commodity and fuel up-tick this year. And the way I think about that is we’re putting aggressive work plans in place to offset that including continuing to drive supply chain cost out of our system, working with restaurant controls in our restaurants to tighten up our P&L, and selectively taking price increases that we think will have a minimal affect on our traffic. So this will be a year with that focused on profitability that they’ve been chasing now for three years, will only intensify under the circumstances, and we feel we have a plan.

<Q — Michael Gallo>: Okay. Great. Second question I have is for Mel. Mel in the 2011 earnings guidance outlook that you’ve given, what we — have you assumed share repurchase in there, have you assumed kind of evenly throughout the year, have you not assumed it? Just if you could frame that whether that’s included in there or not?

<A — H. Mel Hope, III>: It is. We’ve included that in our guidance.

<Q — Michael Gallo>: Okay. And then just final question for Cheryl and I’ll get back in the queue. You are obviously ramping-up personnel here significantly on the international front, you’ve been opening about 60 restaurants a year here internationally. Once you have these personnel in place, what theoretically can we expect that level could be increase to, what will you be able to accommodate and is the demand there right now and you just don’t have the personnel to get the restaurants opened, just help us understand I guess so we can better understand how you’re going to get a return of that investment? Thank you.

<A — Cheryl A. Bachelder>: Sure, well, I’ll just start with the general fact that most of our investment is in domestic and international development support, which as you know opening new units has the greatest return for our shareholders so that’s the right place to place your bet. In the U.S., we have a very proven high-performance business model that we’re accelerating growth around. In international, Mike, I think the way to think about that as we’re putting people in place to put the fundamentals in place that have made us successful in the U.S., we’re putting in place the marketing support, the operation support, the real estate support, so that — the profitability support, so that we’re running the same sound business model in every country around the globe that we now running the U.S. That’s getting set up to accelerate international growth and get on that five-year guidance pace we’ve given you around total global openings.

<Q — Michael Gallo>: You still feel comfortable, I mean I guess if I look at this year, the guidance on net unit growth is sort of I think in the low, not quite even at the lower end of the 4% to 6% unit growth you’ve laid out there in the five-year plan. Give us some comfort that you believe the 4% to 6% is achievable. Is it just a function of personnel? Because I guess if I look at last year, this year, certainly it looks like you’re below those targets. Thank you.

<A — Cheryl A. Bachelder>: Well, the international growth is flat, as Mel described. The domestic growth accelerates, and the reason that’s reasonable to expect is the performance of our new restaurants is outstanding and providing excellent returns to the owners. So the investments we made in domestic business last three years have paid off immensely and are now supporting accelerated growth in the U.S. So if you think about us doing exactly the same thing internationally, get the fundamentals right so that we can press the accelerator on new units that have excellent returns for the operators to run them.

<Q — Michael Gallo>: Thank you.

Operator: Thank you. Our next question is from Mark Smith from Feltl and Company. Your line is open.

<Q — Mark E. Smith>: Just couple of housekeeping questions. Mel, can you give us the fourth quarter share count?

<A — H. Mel Hope, III>: I can — if you look at Note 21 in the earnings — in the 10-K, I think that has the number, it’s 25.7 — 25,700,000.

<Q — Mark E. Smith>: Okay. All right. Perfect. Second, I don’t know if you have this in front of you, but an extra week, are we going to look for that in 2012 or do you know if that’s in 2013?

<A — H. Mel Hope, III>: It is not 2012.

<Q — Mark E. Smith>: It is not, I’m sorry?

<A — H. Mel Hope, III>: It is not 2012.

<A — Cheryl A. Bachelder>: 2011.

<A — H. Mel Hope, III>: Yeah.

<A — Cheryl A. Bachelder>: Are you asking about ‘11 or ‘12?

<Q — Mark E. Smith>: ‘12.

<A — Cheryl A. Bachelder>: I think we’ll have to check and get back to you on that.

<A — H. Mel Hope, III>: I got a look at the calendar, I’m not sure.

<A — Cheryl A. Bachelder>: That was the one we haven’t thought about. Let us get back to you on that, Mark.

<Q — Mark E. Smith>: No, no problem. Next, Cheryl, you talked a little bit about commodities. Looks like chicken is I guess okay compared to some of the other proteins. Can you give us more insight into what you guys are seeing currently outlook on chicken as well as seafood and maybe anything that you guys have locked currently?

<A — Cheryl A. Bachelder>: Yeah, the primary commodity increase for us is in our core bone-in chicken, because that traces to higher corn and soy prices. So that is the primary one that we are focused on. Our seafood is under contract for ‘11 under firm contracts, so it’s primarily chicken and we do forward-buy corn and soy to moderate that risk. But that’s why we talked about 2% to 3% increase. The other piece of it will obviously be fuel and distribution and logistics of our food.

<Q — Mark E. Smith>: >: And then next, can you just talk about some of the timing for some of these expenses and moving the headquarters a little bit through the year, as well as when you plan on I guess the spread on openings throughout year?

<A — H. Mel Hope, III>: Most of the headquarters-move costs will begin to ramp up in the second and third quarter. Openings continue to be weighted more toward the back half of the year than the front half.

<Q — Mark E. Smith>: All right. And then lastly, Cheryl, without digging too deep on the current trends, can you talk at all about current events going on in the Middle East and does that impact many of your restaurants? And then secondly, any of the weather that we saw pretty rough through south in Q1?

<A — Cheryl A. Bachelder>: I just got back from a Middle East tour and I would tell you that at this time, we are in countries that are in pretty stable condition. We have no open restaurants in Egypt, we have a few in Bahrain, but the current Middle East situation is not putting at risk our stores at this point of time. We obviously watch that closely. And then — I’m sorry, the second part of your question?

<Q — Mark E. Smith>: Just weather, some of the weather —

<A — Cheryl A. Bachelder>: Oh, weather.

<Q — Mark E. Smith>: — trends you found in January.

<A — Cheryl A. Bachelder>: Yeah. There was weather. I got stuck in New York, Washington D.C. and Atlanta in three successful storms, so we all had weather and when we all report first quarter results, we’ll talk weather.

<Q — Mark E. Smith>: Okay. Perfect. Thanks, guys.

Operator: Thank you. Our next question is from Michael Wolleben of Sidoti & Company. Your line is open.

<Q — Michael Wolleben>: Thank you. I wanted to touch on cash flow here. I’m not sure if I missed it in the prepared remarks. But with about $20 million to $25 million in share repurchases, how much are you guys kind of budgeting leftover in free cash flow for potential franchise acquisitions or you’re not looking about as much as you were, say, a quarter ago?

<A — H. Mel Hope, III>: Well, we’ve always said with regard to franchisee acquisitions that we would be open to it, and we would do so opportunistically. We — as far as cash for those if that opportunity were to emerge, we certainly have the room under our revolver to access the necessary cash.

<Q — Michael Wolleben>: Okay. So you would draw on that revolver for that. So am I right in assuming that that $20 million to $25 million kind of taps out exactly pretty much your 100% with your free cash flow projections are?

<A — H. Mel Hope, III>: Yes. I mean, we’ve said that our free cash flow runs $25 million or north of that. So that would be — that’s a pretty good number there.

<Q — Michael Wolleben>: Okay. Then looking with the 2% to 3% of increase in food cost, how much more can you get out of that supply chain improvements? Can you do another full point here this year?

<A — Cheryl A. Bachelder>: Well, I can’t share with you the specifics of our goals. But as I said in my remarks, we’re looking at a three-pronged strategy — continued supply chain savings where we can continue to skip them, selective pricing at the restaurants, and a lot of work in restaurants. One of the important things about managing our restaurant is cost controls and the systems which allow you to control your cost. We’re doing a lot of good work in that arena to help our franchisees extract more money to the bottom line.

<Q — Michael Wolleben>: Out of the three of those prongs, which one do you expect to have the biggest offset to food costs?

<A — Cheryl A. Bachelder>: I actually think of three of them will be important.

<Q — Michael Wolleben>: Okay. And then just quickly here on the marketing calendar here for 2011 — are we going to be seeing the return of things like the Wicked Chicken and stuff that you ran in 2010, and is there other new items that you guys are planning on rolling out here in ‘11?

<A — Cheryl A. Bachelder>: Oh, Mike, if I told you, I’d have to kill you. No, we have a very full pipeline of new products that we’re excited about. I think one of the things you can have confidence in is that the process that we’re using for new product development is very robust. That’s how we got to Wicked Chicken, for example. We have a very good screening test market operations process that’s yielding excellent performance when we roll them out nationally. So we’re excited about our pipeline and I’m excited to tell you about it when I can.

<Q — Michael Wolleben>: Okay. Sounds good. Thanks a lot.

<A — H. Mel Hope, III>: A moment ago, I was asked about when our 53rd week year came along and somebody who is smarter about the calendar than I am slipped me a note. It is — we have 53 weeks in 2012.

<Q — Michael Wolleben>: ‘12.

Operator: Thank you. Our next question is from Sam Yake of BGB Securities. Your line is open.

<Q — Sam Yake>: Yes. Good morning. Yeah. I had a question. Considering your strong same-store sales and strong new unit openings in the fourth quarter, I would have thought your franchise revenues would have been a little bit stronger than $21 million. And I’m just wondering could you talk about the incentives you’re giving to franchisees to open new units and if that’s possibly impacting the revenue there?

<A — Cheryl A. Bachelder>: We do offer incentives, but what you are really reflecting on is the fact that those stores weren’t open very long in the fourth quarter. So most of the revenue stream from the new restaurants opened in the fourth quarter will be this year.

<A — H. Mel Hope, III>: We had a lot of openings in December. So they don’t contribute a lot last year, but they will full-year contribute — in 2011.

<Q — Sam Yake>: Then how would explain the difference? I mean, your franchise revenues were up from $20.2 million to $21 million in the fourth quarter, which is about 4% and yet that’s below your same-store sales, why is the difference there? Hello?

<A — Cheryl A. Bachelder>: Yeah. I’m trying to think through the comparison you just made and I think we may have to get back to you on that.

<A — H. Mel Hope, III>: For a modeling question, we’ll have to look at it and we can talk with you about it.

<Q — Sam Yake>: Okay.

<A — H. Mel Hope, III>: And share that public information.

<Q — Sam Yake>: Okay, okay. That’s fine. And then could you just — in general, you talked about ramping up your international growth, which I’m very optimistic about. And could you maybe talk about some of the regions or countries you’re focusing on in particular that look promising?

<A — Cheryl A. Bachelder>: Again, I don’t typically talk about new markets of expansion. Where we have been focusing on in the last two years have been the Middle East and Southeast Asia. Last year, we opened up Vietnam, we built a lot of restaurants in Singapore and we continued to build restaurants in the countries where we operate in Middle East, Kuwait, Saudi, Bahrain, Jordan et cetera. So those — we’ll likely continue to build in areas where we have a strong team in place and strong capability.

<Q — Sam Yake>: Okay. And could you give an update how many restaurants are there in Turkey now? That was such a great growth story.

<A — Cheryl A. Bachelder>: We are about 63, 64 restaurants in Turkey.

<Q — Sam Yake>: 63, 64. Okay. And then one final question — I very much deployed you on the stock buyback, I think that’s terrific that you’re basically going to use most of your free cash flow to buy back shares. But I’m wondering what your thoughts on possibly initiating a cash dividend?

<A — H. Mel Hope, III>: It’s among the universe of things that we’ve thought about, but it hasn’t — it hasn’t been — it hasn’t found purchase. I mean, it’s out there but it’s not part of our strategy today.

<Q — Sam Yake>: Okay, okay. Thanks so much. And best of luck.

<A — Cheryl A. Bachelder>: Thank you for your time.

Operator: Thank you. [Operator Instructions] Our next question is from Chuck Ruff of Insight Investments. Your line is open.

<A — H. Mel Hope, III>: Good morning Chuck.

<Q>: Hello. Good morning. I was wondering if you could talk a little bit more about $2 million to $3 million spending on international strategic investments. Is that for new people, new employees or is it for outside consultants? Is that a permanent addition to the cost structure?

<A — Cheryl A. Bachelder>: A portion of it is an investment in analytics to really take apart where our best return country opportunities are, and what the right G&A investments pacing and sequencing is for international strategic plan. So we’re doing some analytics with some outside resources. But the majority of it is putting people in place to support our expansion. We’re filling functional positions like in marketing ops and profitability, we are putting real estate and supply-chain people on the ground — the basic infrastructure to build regional teams to support faster expansion.

<Q>: Okay. And it looks like this year we’re going to see the cost of that without any benefits. When should we start to see the benefits from this new group of people?

<A — Cheryl A. Bachelder>: That is — that’s pretty typical of international expansion, you have to put a team on the ground to develop the franchisee partners and then get them operating and opening at a strong level. So it depends heavily on the size of the country as to how rapidly you see the benefit of that. So I’d say is it more now one-to-three years if you let me be that general, that you start to really see that payback.

<Q>: It sounds like we should start to see some benefits next year?

<A — Cheryl A. Bachelder>: Some.

<Q>: Okay. Not all?

<A — Cheryl A. Bachelder>: I think that international has a much slower acceleration than domestic because of the nature of the investments you make to enter new countries. So —

<Q>: Okay.

<A — Cheryl A. Bachelder>: You have to be cautious in your expectations with about international returns.

<Q>: Okay. And can you give us some idea — you didn’t want to mention what countries, but maybe could give us some idea of whether you are thinking about this effort to ramp up growth in your current countries, or are you more focused on new countries?

<A — Cheryl A. Bachelder>: What I’m focused on are narrow band of countries that provide the maximum return to our shareholders and stakeholders. So think of a very focused strategy, which, as we move forward, I’ll be talking more about in the future, but this is just like our domestic strategy. We’re a very focused team on doing a few things really well and that will be true in our countries of focus as well.

<Q>: I’m trying to get some idea whether this narrow band and this focus is current countries or new countries or both?

<A — Cheryl A. Bachelder>: It will be both.

<Q>: Okay. All right. And the domestic openings are ramping up from ‘09 to 2011. Is some of that just due to the — some of that has to be due to the economy and improved credit markets. Can you give us some feel for how much of that is improvements at AFC versus just improvements that we would have seen anyway?

<A — Cheryl A. Bachelder>: My personal opinion is we’re quite — we’re going quite against the tide in the restaurant industry. And then that is because our business is performing so much better than most restaurants are. And as I we talked about on our prior calls, our new restaurants have stunning average unit volumes. The ones that we built in 2008 continue to be strong all the way through 2010 and are providing excellent returns to those people who invested in them. So it is my opinion that our success is primarily tracing to our business model being — outperforming others in the industry.

<Q>: Okay. And the release mentioned net new openings to accelerate in 2012. Can you give us some kind of bigger-than-a-breadbox feel for what your thinking is there?

<A — Cheryl A. Bachelder>: Only the long-range guidance that we provided around units.

<Q>: Okay. That’s all I had.

<A — Cheryl A. Bachelder>: Thank you so much.

Operator: Thank you. And we have a follow-up question from Michael Gallo of C.L. King. Your line is open.

<Q — Michael Gallo>: Hey, just a couple of follow-up questions. And when I look at your closing guidance for the year, I think it was in 2010 you closed 67 restaurants, I think the guidance was 60 to 80 for 2012, you noted that the franchise profitability is up a couple 100 basis points, certainly that’s been trending better, credit markets are better. Is there anything you’re seeing in the system that would suggest that the number of closings could be higher in ‘11 then it was in ‘10, or there is some conservativism on that front, or there more franchisee agreements that are up, or just help me frame why the number of closings wouldn’t likely decline from 2010 to 2011 given those factors?

<A — Cheryl A. Bachelder>: I think our closings are kind of settled out at industry averages for systems of our age. We’re at 39-year-old system, and so trade areas do die and restaurants have to be closed or relocated. Leases do end, et cetera. So I feel comfortable that we’re in the range of a normal QSR in the U.S. Internationally, you see a little difference in closings, because some markets have a shorter lease timeframes like Korea for example, you see a little bit more spend in a country like that. But our closings have settled out in my mind it kind of an industry norm.

<Q — Michael Gallo>: All right. Okay. And then just a housekeeping question. First the one new company unit — when is that expected to open quarter-wise, what do you expect the pre-opening cost to be around that restaurant, and why open an additional company unit? Obviously, you’ve been very focused on franchising and successful and one unit obviously on a base of 38 doesn’t move the needle one way the other. But to help me understand, why the decision open a company unit and then also what quarter that you are falling to, and what the pre-opening is? Thank you.

<A — Cheryl A. Bachelder>: One thing I talked about a little bit last quarter was, the performance of our company units today is outstanding and that wasn’t true three years ago. We’ve made substantial improvements in the way we operate. We’re operating high-volume, higher-profitability restaurants in Memphis and New Orleans. So if there is selectively an opportunity to fill in the trade area, we’ll open it and it will provide a great return to you. And so that’s what the one restaurant is. To be honest, the details you’re asking about that wouldn’t make a hairs bit of difference in the conversation. So I wouldn’t worry about the investment cost and all that’s part of our capital forecast. But to your point, it’s really not material.

<Q — Michael Gallo>: Right. But just in terms of — for Mel, what quarter you expect that to fall into?

<A — H. Mel Hope, III>: It’ll be the back half of the year.

<Q — Michael Gallo>: Somewhere out of Q3 or Q4?

<A — H. Mel Hope, III>: Yep.

<Q — Michael Gallo>: Okay. Thank you.

Operator: Thank you. Ladies and gentlemen, this concludes the Q&A portion of today’s call. I would now like to turn the call over to Cheryl Bachelder for any closing remarks.

Cheryl A. Bachelder, President, Popeyes Louisiana Kitchen & CEO, AFC Enterprises, Inc.
As always, we thank you for joining us this morning and for all your good questions. We appreciate you and your continued support for Popeyes. I want you to get out there now and enjoy some delicious butterfly shrimp before it’s gone. And please be on our next call in May when we report our first quarter results, we look forward to that. Thank you and have a great day.

Operator: Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the program. You may now disconnect and have a wonderful day.